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                                                                    EXHIBIT 99.1

                                 Capitalization

     The following table sets forth the consolidated cash and cash equivalents and capitalization (including current maturities) of Continental Airlines, Inc. (the "Company") as of December 31, 2001 and as adjusted to give effect to the issuance of the 4.50% Convertible Notes due 2007 and the receipt by the Company of net proceeds of approximately $169.8 million.

                                                           DECEMBER 31, 2001
                                                      --------------------------
                                                         ACTUAL     AS ADJUSTED
                                                      ------------ -------------
                                                       (IN MILLIONS OF DOLLARS)
                                                             (UNAUDITED)
Cash and Cash Equivalents.......................       $ 1,132        $ 1,302
                                                       -------        -------
Current Maturities:
 Current Maturities of Long-Term Debt...........           328            328
 Current Maturities of Capital Leases...........            27             27
                                                       -------        -------
  Total.........................................           355            355
                                                       -------        -------
Long-Term Obligations:
 Long-Term Debt.................................         3,928          4,103
 Capital Leases.................................           270            270
                                                       -------        -------
  Total.........................................         4,198          4,373
                                                       -------        -------
Continental-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust
 Holding Solely Convertible Subordinated
 Debentures.....................................           243            243
                                                       -------        -------
Stockholders' Equity:
 Preferred Stock, Series B......................            --             --
 Common Stock...................................             1              1
 Additional Paid-in Capital.....................         1,069          1,069
 Retained Earnings..............................         1,361          1,361
 Accumulated Other Comprehensive Income.........          (130)          (130)
 Treasury Stock.................................        (1,140)        (1,140)
                                                       -------        -------
   Total Stockholders' Equity...................         1,161          1,161
                                                       -------        -------
   Total Capitalization (including Current
    Maturities).................................       $ 5,957        $ 6,132
                                                       -------        -------
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